Exhibit 99.1

CONSENT OF NOMINEE DIRECTOR

I, J. William Grimes, hereby consent to being named as a person who will become a director of ACE*COMM Corporation in the Joint Proxy Statement/Prospectus included in the Registration Statement to which this consent is an exhibit.

Dated: October 6, 2003

/s/ J. William Grimes

Name: J. William Grimes
Title: Director